EXHIBIT 99.1

Oxford Announces New Independent Director

Milford W. McGuirt Appointed to Board of Directors of Oxford Industries, Inc.

ATLANTA, Aug. 18, 2020 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE: OXM) today announced the appointment of Milford W. McGuirt to the Company’s Board of Directors. Mr. McGuirt retired as Managing Partner of KPMG’s Atlanta Office and Mid-South Region.  He held a number of leadership positions during his 33-year career at KPMG, including as National Audit Sector Leader and National Industry Leader for the firm’s higher education practice. Prior to joining KPMG, he served as an audit manager with Coopers & Lybrand. He is a Certified Public Accountant and received a Bachelor of Business Administration in Accounting from Western Michigan University.

“With more than 40 years of experience in public accounting and audit services, Milford brings valuable financial expertise and strategic leadership to our company,” commented Thomas C. Chubb III, Chairman and Chief Executive Officer of Oxford Industries.  “We are delighted to welcome him to our Board and look forward to benefiting from his experience, judgment and wisdom.”

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands. Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-mail:	InvestorRelations@oxfordinc.com